Exhibit 35.1

                          SERVICER COMPLIANCE STATEMENT

The undersigned, a duly authorized officer of Bank of Scotland plc, as servicer (the "Servicer") pursuant to the servicing agreement among Halifax plc, as servicer and seller, Permanent Mortgages Trustee Limited, as mortgages trustee (the "Mortgages Trustee"), Permanent Funding (No. 1) Limited ("Funding 1"), Permanent Funding (No. 2) Limited ("Funding 2") and The Bank of New York, as security trustee (the "Security Trustee"), dated October 17, 2006 (the " Servicing Agreement"); the amended and restated servicing agreement among the Servicer, Bank of Scotland plc, as seller, the Mortgages Trustee, Funding 1, Funding 2 and the Security Trustee, dated November 21, 2007 (the "Amended and Restated Servicing Agreement"); the cash management agreement among Halifax plc, as cash manager and seller, the Mortgages Trustee, Funding 1, Funding 2 and the Security Trustee, dated October 17, 2006 (the " Cash Management Agreement"); the amended and restated cash management agreement among Bank of Scotland plc, as cash manager and seller, the Mortgages Trustee, Funding 1, Funding 2 and the Security Trustee, dated November 21, 2007 (the "Amended and Restated Cash Management Agreement"); the master issuer cash management agreement among Permanent Master Issuer plc, Halifax plc, as master issuer cash manager, and the Security Trustee, dated October 17, 2006 (the " Master Issuer Cash Management Agreement"); and the amended and restated master issuer cash management agreement among Permanent Master Issuer plc, Bank of Scotland plc, as master issuer cash manager, and the Security Trustee, dated November 21, 2007 (the "Amended and Restated Master Issuer Cash Management Agreement," and together with the Serving Agreement, the Amended and Restated Servicing Agreement, the Cash Management Agreement and the Amended and Restated Cash Management Agreement, the "Servicing Agreements"), certifies that:

1.   Bank of Scotland plc is the Servicer under the Servicing Agreements.

2. The undersigned is duly authorised as required pursuant to the Servicing Agreements to execute and deliver this certificate to Permanent Master Issuer plc.

3. A review of the activities of the Servicer during the period from January 1, 2007 to December 31, 2007 and its performance under the aforementioned Servicing Agreements has been made under my supervision.

4. Based on such review, to the best of my knowledge, the Servicer has fulfilled all of its obligations under the Servicing Agreements throughout the period from January 1, 2007 to December 31, 2007 in all material respects.

Capitalised terms used but not defined in this Servicer Compliance Statement have their respective meanings set forth in the Servicing Agreements, unless the context requires otherwise or unless otherwise defined in this Statement.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 19th day of March, 2008.

By:       __/s/ Dan Watkins_______
Name:     Dan Watkins
Title:    Chief Executive, Retail